EXHIBIT 11

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                 August 8, 1997


First American Strategy Funds, Inc.
Oaks, Pennsylvania 19456

    Re:  First American Strategy Funds, Inc.
         Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

         We have acted as counsel to First American Strategy Funds, Inc., a Minnesota corporation ("FASF"), in connection with FASF's authorization and proposed issuance of its common shares, par value $.01 per share, of Series A, Series B, Series C and Series D of FASF (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between FASF (the "Acquiring Fund"), and Qualivest Funds (the "Acquired Fund"), the form of which Agreement is included as Appendix III to the Combined Proxy Statement/Prospectus relating to the transactions contemplated by the Agreement included in FASF's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

         In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by FASF in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of FASF, certificates of public officials and of responsible officers of FASF, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of FASF. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

         Based on the foregoing, it is our opinion that:


         1. FASF is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued and delivered by the Acquiring Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Minnesota; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Information Relating to the Proposed Reorganization--Federal Income Tax Consequences" in FASF's final Combined Proxy Statement/Prospectus relating to the Shares included in the Registration Statement.

                                        Very truly yours,

                                        /s/ Dorsey & Whitney LLP

JDA